SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1 )*

                                   Ansan, Inc
                                (Name of Issuer)

                          Common Stock, $.001 par value
                         (Title of Class of Securities)

                                     036338
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))
                                Page 1 of 4 Pages

----------------                                               -----------------
CUSIP No. 036338                      13G                      Page 2 of 4 Pages
----------------                                               -----------------
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1    NAME OF REPORTING PERSON      Titan Pharmaceuticals, Inc.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON      94-3171940

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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]

                                                                 (b)  [ ]
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3    SEC USE ONLY


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4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

                          1,212,654
 NUMBER OF         -------------------------------------------------------------
  SHARES             6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY                 0
   EACH            -------------------------------------------------------------
 REPORTING           7    SOLE DISPOSITIVE POWER
  PERSON
   WITH                   1,212,654
                   -------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,212,654
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     42.8%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------

SEC 174__ (6-__)     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 3 of 4 Pages

Item 1(a).     Name of Issuer :

               Ansan, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               400 Oyster Point Boulevard
               Suite 435
               San Francisco, CA  94080


Item 2(a).     Name of Person Filing:

               See item 1 on page 2

Item 2(b).     Address of Principal Business Office or if none, Residence:

               See item 1(b) above

Item 2(c).     Citizenship:

               See item 4 on page 2

Item 2(d).     Title of Class of Securities:

               Common Stock, $.001 par value

Item 2(e).     CUSIP Number:

               036338

Item 3.        Not Applicable

Item 4.        Ownership:

   (a) Amount Beneficially Owned:  1,212,654

   (b) Percent of Class: 42.8%

                                                               Page 4 of 4 Pages

   (c) Number of shares as to which such person has:

       (i)     sole power to vote or to direct the vote:  1,212,654
       (ii)    shares power to vote or to direct the vote:  0
       (iii)   sole power to dispose or to direct the disposition of:  1,212,654

Item 5.        Ownership of Five Percent or Less of a Class

               Not Applicable

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

               Not Applicable

Item 7. Identification and Classification of Subsidiary Which Acquired the Securities

               Not Applicable

Item 8.        Identification and Classification of Members of the Group

               Not Applicable

Item 9.        Notice of Dissolution of Group

               Not Applicable

Item 10.       Certification

               Not Applicable

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 3, 1997

     Titan Pharmaceuticals, Inc.

By:   /s/ Sunil Bhonsle
      ---------------------------------------
      Sunil Bhonsle, Executive Vice President